Exhibit 99.1

AVIS BUDGET GROUP REPORTS FIRST QUARTER 2013 RESULTS

•	Revenue increased 4% to $1.7 billion.

•	Pricing in North America increased 4% year-over-year.

•	Adjusted EBITDA declined 22% to $93 million, excluding certain items.

•	Company reported net income, excluding certain items, of $9 million in the seasonally slower first quarter, and a GAAP net loss of $46 million.

•	Company completed acquisition of Zipcar, the world’s leading car sharing network.

PARSIPPANY, N.J., May 1, 2013 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2013. For the quarter, the Company reported revenue of $1.7 billion, a 4% increase compared with the prior-year first quarter. Excluding certain items, Adjusted EBITDA declined 22% to $93 million. The Company reported net income of $9 million, excluding certain items, and a GAAP net loss of $46 million due to debt-extinguishment expenses, transaction-related charges and restructuring costs.

As previously announced, the Company completed its acquisition of Zipcar, Inc., the world’s leading car sharing network, on March 14, 2013. For the quarter ended March 31, 2013, the acquisition was immaterial to the Company’s results of operations, contributing approximately $14 million to revenues and $1 million to Adjusted EBITDA.

“The first quarter progressed largely as we had anticipated, highlighted by strong year-over-year pricing trends in North America, which helped offset expected increases in fleet costs, and marked by challenging economic conditions in Europe,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our acquisition of Zipcar is progressing as planned, and we are already implementing actions to capture the benefits we expect to realize from this transaction.”

Executive Summary

Total Company revenue increased 4% in first quarter 2013 compared to first quarter 2012 primarily due to a 2% increase in rental days and a 2% increase in pricing. First quarter Adjusted EBITDA decreased 22% to $93 million, excluding certain items, primarily due to increased costs incurred in the Company’s International, Truck Rental and Corporate & Other operations. Higher pricing and reduced vehicle-related interest expense largely offset increased fleet costs in North America.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and Zipcar business)

	2013	2012	% change
Revenue	$1,100	$1,038	6%
Adjusted EBITDA	$90	$93	(3%)

Revenue increased 6% primarily due to a 1% increase in volume and a 4% increase in pricing, including an 8% increase in leisure pricing. Adjusted EBITDA decreased 3% primarily due to a 28% increase in per-unit fleet costs largely offset by higher pricing and reduced vehicle-related interest expense. Excluding the acquisition of Zipcar, revenue increased 5% and Adjusted EBITDA decreased 4%. Adjusted EBITDA includes $3 million of restructuring costs in first quarter 2013.

International

(Consisting of the Company’s international vehicle rental operations)

	2013	2012	% change
Revenue	$515	$510	1%
Adjusted EBITDA	$14	$22	(36%)

Revenue increased 1% primarily due to the October 2012 acquisition of Apex Car Rentals. Volume increased 2% and pricing declined 4%. Adjusted EBITDA declined $8 million primarily due to lower pricing and inflationary cost increases. Adjusted EBITDA includes $3 million of restructuring costs in first quarter 2013 compared to $7 million in first quarter 2012.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2013	2012	% change
Revenue	$76	$75	1%
Adjusted EBITDA	$(9)	$1	NM

Truck rental revenue increased 1% due to a 4% increase in pricing, partially offset by a 3% decrease in volume. Adjusted EBITDA declined by $10 million primarily due to our previously announced strategic initiative to reposition the business, which resulted in higher maintenance and damage costs, higher fleet costs and $4 million of restructuring costs. We continue to expect that we will incur restructuring and other costs of approximately $20 million in 2013 in conjunction with this initiative.

Acquisition of Zipcar

The Company completed the acquisition of Zipcar on March 14, 2013. For the three months ended March 31, 2013, Zipcar’s revenue increased 10% year-over-year, to $65 million. Zipcar had approximately 792,000 members as of March 31, 2013, an increase of 12% from a year earlier.

During the first quarter, the Company completed approximately $525 million in debt financing to fund its acquisition of Zipcar. The financing has a weighted-average interest rate of 5.1% and is comprised of €250 million (approximately $325 million) of 6% senior notes due 2021 and $200 million in term loan borrowings due 2019, which will initially bear interest at a rate of 3.75%. In connection with the incremental term loan borrowings, the Company also reduced the interest rate on its approximately $700 million of pre-existing 2019 term loan borrowings by 50 basis points, to LIBOR plus 2.75%, subject to a LIBOR floor of 1%.

The Company expects Zipcar to contribute approximately $260 million to revenue in 2013. The Company also expects Zipcar will contribute $25 to $30 million to Adjusted EBITDA this year, including synergies. Primarily because of the estimated $22 million of incremental interest expense associated with the transaction, the Company does not expect the Zipcar acquisition to significantly impact its pretax or net income in 2013, excluding certain items.

The Company continues to expect to achieve annual synergies of $50 million to $70 million within the first two years of the acquisition.

Other Items

•

Convertible Debt Repurchases - During the first quarter, the Company repurchased approximately $50 million principal amount of its outstanding 3.5% convertible senior notes due 2014, at a net cash cost of approximately $80 million. The repurchases reduced the Company’s diluted shares outstanding by approximately 3 million shares.

•

Debt Refinancing - In April, the Company completed an offering of $500 million of 5.5% senior notes due 2023. The Company used proceeds from the offering to purchase, at a premium, $325 million principal amount of its outstanding 9.625% senior notes due 2018 and $25 million principal amount of its outstanding 9.75% notes due 2020.

•

European Vehicle-Backed Securitization - In March, the Company entered into a three-year, €500 million (approximately $640 million) European rental fleet securitization program, providing the Company’s subsidiaries in Germany, Italy and Spain increased capacity to finance its fleet. This program, which matures in March 2016, replaced the Company’s previous €350 million European variable fleet financing facility at more attractive terms.

•

Annual Stockholders Meeting - The Company has scheduled its 2013 Annual Meeting of Stockholders for May 22, 2013 in Wilmington, Del. Stockholders of record as of the close of business on March 25, 2013 will be entitled to vote at the annual meeting.

Outlook

The Company today updated its estimates of its full-year 2013 results to include the acquisition of Zipcar.

The Company expects its full-year 2013 revenue to be approximately $7.8 billion to $8.0 billion, a 6% to 9% increase compared to 2012. The Company expects its Adjusted EBITDA to be approximately $750 million to $855 million, excluding certain items. The changes in the Company’s expected 2013 revenue and Adjusted EBITDA are entirely due to the acquisition of Zipcar.

The Company continues to expect per-unit fleet costs in its North America segment to increase approximately 15% to 20%, to roughly $275 to $290 per month in 2013. Total Company fleet costs are also expected to be $275 to $290 per unit per month in 2013, an increase of approximately 11% to 17% compared to 2012.

The Company expects interest expense related to corporate debt to be approximately $240 million, a decline of $30 million compared to 2012. The increase in projected interest expense compared to our prior outlook reflects the costs of financing the acquisition of Zipcar, partially offset by the benefits of the refinancings the Company has completed. The Company also expects that its 2012 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisitions of Avis Europe and Zipcar) will be approximately $130 million to $135 million. As a result, the Company estimates that its pretax income will be approximately $375 million to $485 million, excluding certain items.

The Company expects that its effective tax rate in 2013 will be approximately 37% to 38%, excluding certain items, and that its diluted share count will be approximately 118 million. Based on these expectations, the Company now estimates that its 2013 diluted earnings per share, excluding certain items, will be approximately $2.00 to $2.60.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on May 2, 2013, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on May 2 until 8:00 p.m. (ET) on May 16 at (203) 369-3192, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 790,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2012, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended March 31,
	2013	2012	% Change
Income Statement and Other Certain Items
Net revenues	$1,691	$1,623	4%
Adjusted EBITDA (non-GAAP)	83	112	(26%)
Loss before income taxes	(57)	(26)	*
Net loss	(46)	(23)	*
Earnings (loss) per share - Diluted	(0.43)	(0.22)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,691	$1,623	4%
Adjusted EBITDA	93	119	(22%)
Income before income taxes	5	19	(74%)
Net income	9	14	(36%)
Earnings per share - Diluted	0.08	0.12	(33%)

	As of
	March 31, 2013	December 31, 2012
Balance Sheet Items
Cash and cash equivalents	$569	$606
Vehicles, net	10,162	9,274
Debt under vehicle programs	7,462	6,806
Corporate debt	3,347	2,905
Stockholders’ equity	694	757

Segment Results

	Three Months Ended March 31,
	2013	2012	% Change
Net Revenues
North America	$1,100	$1,038	6%
International	515	510	1%
Truck Rental	76	75	1%
Corporate and Other	—	—	*

Total Company	$1,691	$1,623	4%

Adjusted EBITDA (B)
North America	$90	$93	(3%)
International	14	22	(36%)
Truck Rental	(9)	1	*
Corporate and Other	(12)	(4)	*

Total Company	$83	$112	(26%)

Reconciliation of Adjusted EBITDA to Pretax Loss
Total Company Adjusted EBITDA	$83	$112
Less: Non-vehicle related depreciation and amortization	34	32
Interest expense related to corporate debt, net:
Interest expense	58	73
Early extinguishment of debt	40	27
Transaction-related costs	8	6

Loss before income taxes	$(57)	$(26)	*

*	Not meaningful.
(A)	During the three months ended March 31, 2013, we recorded certain items of $62 million, consisting of $40 million ($39 million, net of tax) for costs related to the early extinguishment of debt, $10 million ($7 million, net of tax) in restructuring costs, $8 million ($6 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Zipcar, and $4 million ($3 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar.

During the three months ended March 31, 2012, we recorded certain items of $45 million, consisting of $27 million ($23 million, net of tax) for costs related to the early extinguishment of debt, $7 million ($5 million, net of tax) in restructuring costs, $6 million ($5 million, net of tax) for transaction-related costs related to the integration of Avis Europe and $5 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $10 million in first quarter 2013 and 2012.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues
Vehicle rental	$1,217	$1,168
Other	474	455

Net revenues	1,691	1,623

Expenses
Operating	931	893
Vehicle depreciation and lease charges, net	386	318
Selling, general and administrative	224	219
Vehicle interest, net	57	74
Non-vehicle related depreciation and amortization	34	32
Interest expense related to corporate debt, net:
Interest expense	58	73
Early extinguishment of debt	40	27
Restructuring charges	10	7
Transaction-related costs	8	6

Total expenses	1,748	1,649

Loss before income taxes	(57)	(26)
Benefit from income taxes	(11)	(3)

Net loss	$(46)	$(23)

Earnings (loss) per share
Basic	$(0.43)	$(0.22)
Diluted	$(0.43)	$(0.22)

Weighted average shares outstanding
Basic	107.7	105.9
Diluted	107.7	105.9

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2013	2012	% Change
CAR RENTAL

North America Segment (A)

Rental Days (000’s)	19,723	19,440	1%
Time and Mileage Revenue per Day	$41.34	$39.77	4%
Average Rental Fleet	312,604	305,129	2%

International Segment (B)

Rental Days (000’s)	7,500	7,339	2%
Time and Mileage Revenue per Day (C)	$43.89	$45.57	(4%)
Average Rental Fleet	122,250	117,524	4%

Total Car Rental (A) (B)

Rental Days (000’s)	27,223	26,779	2%
Time and Mileage Revenue per Day	$42.05	$41.36	2%
Average Rental Fleet	434,854	422,653	3%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	853	877	(3%)
Time and Mileage Revenue per Day	$71.03	$68.56	4%
Average Rental Fleet	26,632	25,127	6%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Excludes Zipcar.
(B)	2012 amounts have been adjusted to conform and correct Avis Budget EMEA’s calculation of first quarter rental days (by -180,000), time and milage revenue per day and average rental fleet, having no effect on revenue, Adjusted EBITDA, net income or any other reported financial results.
(C)	Of the change in time and mileage revenue per day, changes in currency exchange rates had no impact in the three months ended March 31, 2013, with time and mileage revenue per day decreasing 4 percentage points excluding currency exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2013
Operating Activities
Net cash provided by operating activities	$300

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(467)
Net cash used in investing activities of vehicle programs	(741)

Net cash used in investing activities	(1,208)

Financing Activities
Net cash provided in financing activities exclusive of vehicle programs	407
Net cash provided by financing activities of vehicle programs	466

Net cash provided by financing activities	873

Effect of changes in exchange rates on cash and cash equivalents	(2)

Net change in cash and cash equivalents	(37)
Cash and cash equivalents, beginning of period	606

Cash and cash equivalents, end of period	$569

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2013
Pretax loss	$(57)
Add-back of non-vehicle related depreciation and amortization	34
Add-back of debt extinguishment costs	40
Add-back of transaction-related costs	8
Working capital and other	(53)
Capital expenditures	(21)
Tax payments, net of refunds	(10)
Vehicle programs and related (B)	109

Free Cash Flow	50

Acquisition and related payments, net of acquired cash (C)	(494)
Borrowings, net of debt repayments	406
Transaction-related payments	(14)
Financing costs, foreign exchange effects and other	15

Net change in cash and cash equivalents (per above)	$(37)

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Includes acquisition-related payments incurred as a result of the acquisition of Zipcar.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2013
Free Cash Flow (per above)	$50
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	741
Financing activities of vehicle programs	(466)
Capital expenditures	21
Change in restricted cash	(10)
Acquisition-related payments	(18)
Proceeds received on asset sales	(4)
Transaction-related payments	(14)

Net Cash Provided by Operating Activities (per above)	$300

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months ended March 31, 2013, excluding certain items. For the three months ended March 31, 2013, certain items consisted of $40 million ($39 million, net of tax) for costs related to the early extinguishment of debt, $10 million ($7 million, net of tax) in restructuring charges, $8 million ($6 million, net of tax) of expenses primarily related to the integration of Avis Europe and the acquisition of Zipcar, and $4 million ($3 million, net of tax) for purchase-accounting effects related to the acquisitions of Avis Europe and Zipcar.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2013.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net loss:

Three Months Ended March 31, 2013
Adjusted EBITDA, excluding certain items	$93
Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	30
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	58

Income before income taxes, excluding certain items	5
Less certain items:
Early extinguishment of debt	40
Restructuring charges	10
Transaction-related costs	8
Acquisition-related amortization expense	4

Loss before income taxes	(57)
Benefit from income taxes	(11)

Net loss	$(46)

Reconciliation of net income, excluding certain items to net loss:

Net income, excluding certain items	$9
Less certain items, net of tax:
Early extinguishment of debt	39
Restructuring charges	7
Transaction-related costs	6
Acquisition-related amortization expense	3

Net loss	$(46)

Earnings per share, excluding certain items (diluted)	$0.08

Earnings (loss) per share (diluted)	$(0.43)

Shares used to calculate earnings per share, excluding certain items (diluted)	110.2

The diluted shares used to calculate earnings per share, excluding certain items, do not include the shares underlying our convertible notes, which in this case have an anti-dilutive effect.

The accompanying press release and tables present Adjusted EBITDA, income (loss) before income taxes, net income (loss) and diluted earnings per share for the three months ended March 31, 2012, excluding certain items. For the three months ended March 31, 2012, certain items consisted of $27 million ($23 million, net of tax) for costs related to early extinguishment of debt, $7 million ($5 million, net of tax) in restructuring charges, $6 million ($5 million, net of tax) of expenses related to the integration of Avis Europe and $5 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, transaction-related costs and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net loss:

Three Months Ended
March 31, 2012
Adjusted EBITDA, excluding certain items	$119
Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	27
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	73

Income before income taxes, excluding certain items	19

Less certain items:
Early extinguishment of debt	27
Restructuring charges	7
Transaction-related costs	6
Acquisition-related amortization expense	5

Loss before income taxes	(26)
Benefit from income taxes	(3)

Net loss	$(23)

Reconciliation of net income, excluding certain items to net loss:

Net income, excluding certain items	$14
Less certain items, net of tax:
Early extinguishment of debt	23
Restructuring charges	5
Transaction-related costs	5
Acquisition-related amortization expense	4

Net loss	$(23)

Earnings per share, excluding certain items (diluted)	$0.12

Earnings (loss) per share (diluted)	$(0.22)

Shares used to calculate earnings per share, excluding certain items (diluted)	127.6

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.